EXHIBIT 5.1

ENGLISH, McCAUGHAN & O'BRYAN  P.A.
First Fort Lauderdale Place
100 N. E. Third Avenue, Suite 1100
Fort Lauderdale, Florida 33302-4098
Telephone (954) 462-3300
Telecopier  (954) 763-2439

Gerald W. Gritter

August 28, 1998

Safe Technologies International, Inc.
249 Peruvian Avenue
Palm Beach, Florida 33480

Re:  Form S-8 Registration Statement

Gentlemen:

We have acted as counsel to Safe Technologies International, Inc., a Delaware corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act") relating to the offering of up to 45,000,000 shares of its Common Stock, $.0001 par value (the "Shares") pursuant to the Company's 1998 Stock Incentive Plan.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Company's Restated Certificate of Incorporation, the By-Laws of the Company and the Stock Plan.

Based on the foregoing, we are of the opinion that, the Shares when purchased or issued in accordance with the terms of the Stock Plan will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion in connection with the Company's registration statement and the inclusion hereof as an exhibit thereto.

Very truly yours,

ENGLISH, MCCAUGHAN & O'BRYAN, P.A.


By:/s/ Gerald W. Gritter
Gerald W. Gritter
For the Firm